EXHIBIT 99.2

Philip Morris International Inc.

2009 Third-Quarter Earnings Conference Call

October 22, 2009

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2009 third-quarter results. You may access the release on our web site at www.pmintl.com.

(SLIDE 2.)

As we take you through our call today, we will be talking about results in the third quarter of 2009 and comparing them with the same period in 2008 unless specified otherwise. References to volumes are for PMI shipments. Industry volume and share data is sourced from A.C. Nielsen, other third party sources and internal estimates. Organic volume refers to volume excluding acquisitions. Net revenue data excludes excise taxes.

You will find data tables showing how we made adjustments to revenues and Operating Companies Income, or “OCI”, for currency and acquisitions, adjustments to EPS as well as other reconciliations to U.S. GAAP measures at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann,

HERMANN WALDEMER

(SLIDE 4.)

Welcome to our third-quarter earnings call. In spite of the impact of the global economic recession, I am pleased to announce that PMI has achieved very strong third-quarter results that confirm our company’s ability to grow profitability even in these difficult times.

We have achieved excellent financial results in the quarter, thanks to our strong pricing initiatives, with net revenues excluding currency up 6.9% and excluding currency and acquisitions up 4.1%, adjusted operating companies income, or

OCI, excluding currency up 13.7% and excluding currency and acquisitions up 10.6%, and adjusted diluted EPS excluding currency up 18.3%.

(SLIDE 5.)

While we expect volume in 2009 to fall below last year’s levels, the 4.0% organic decline in the quarter was amplified by specific circumstances in a few markets. Therefore, our year-to-date organic volume decline of 2.1% better reflects our anticipated full year volume performance.

(SLIDE 6.)

On a year-to-date basis through the end of September, we have achieved a 4.7% increase in net revenues excluding currency and acquisitions, an 8.6% increase in adjusted OCI excluding currency and acquisitions, and a 15.4% increase in adjusted diluted EPS excluding currency.

This chart shows that in 2009 we have delivered consistently against our mid to long-term currency neutral financial targets in spite of recession-driven weaker volumes, thus demonstrating our ability to generate strong results even in the most turbulent of economic times.

(SLIDE 7.)

We are today revising our EPS guidance for the full year 2009 to a level of $3.20 to $3.25. Compared to our previous guidance of $3.10 to $3.20, this represents both an increase in our guidance and a narrowing of the range.

The improved and narrowed guidance reflects the continued strength of our underlying business and a more favorable currency environment. We expect the currency impact to be neutral in the fourth quarter of this year and, at current exchange rates, it would be a tailwind in 2010. However, we will continue to focus on our constant currency growth rates as PMI will continue to manage its business in the long term interests of its shareholders.

(SLIDE 8.)

The key driver of our improved profitability in 2009 has been our ability to successfully increase prices across nearly all our major markets while safeguarding our competitive position. I would like to emphasize again that our pricing decisions are established on a market by market basis, taking into account the competitive environment, consumer affordability and the fiscal and economic situation. We are confident that our price increases are sustainable and we will continue to balance revenue growth with volume growth going forward as, at the end of the day, shareholders are interested in Earnings Per Share rather than cigarettes per share.

Boosted by recent price increases in Germany and Spain, our pricing variance was $590 million in the third quarter for a total year-to-date variance of $1.5 billion.

(SLIDE 9.)

Even though we increased prices this year at a somewhat faster rate than previously, consumer behavior has remained resilient during this recession. Consumer downtrading, which was a major concern of investors in the first half of the year, has remained a globally manageable phenomenon. It has had a substantial impact in three of our key markets that have been particularly affected by the economic crisis, namely Russia, Spain and Ukraine. The situation in the latter has been severely exacerbated by very large excise tax increases. Positive trends have, however, continued in other emerging markets, such as Argentina, Indonesia and Mexico.

In most markets the key economic component that tends to impact consumer behavior is unemployment, and in particular any sharp increases thereof. In this context, the consumer downtrading in Spain was therefore no surprise as unemployment has climbed to above 18% nationally and to 25% in the south of the country.

(SLIDE 10.)

With the exception of Brazil and Ukraine, nearly all governments across the world have treated excise taxes so far in 2009 in a rational manner and they have benefitted from the positive impact on excise tax yields of higher retail prices.

We remain optimistic that such a rational approach will generally prevail as governments prepare their budget plans for 2010. Although we do expect some VAT increases, in addition to excise tax increases, as governments seek to boost their revenues, we believe that these should be globally manageable.

(SLIDE 11.)

Let me now highlight our performance in some of our key markets. As I mentioned earlier, the magnitude of the organic volume decline in the quarter can be attributed to exceptional factors, with nearly two thirds of the decline coming from three markets: Ukraine, Spain and Pakistan.

In Ukraine, the massive excise tax increase in May this year, which led to retail prices increases that month alone of 22% to 50% on PMI brands, resulted in a severe market disruption and our shipments were down by 23.0% in the quarter, broadly in line with the total market contraction. While our share declined slightly in June due to the greater availability of old price competitive products in the market, it has since recovered to reach 35.6% in the third quarter, 0.1 share points above last year’s level.

In Spain, the total cigarette market was down an estimated 10.2% in the quarter, due to the recession and higher retail prices, exacerbated by weak tourism. Our shipments declined by 23.5% due to unfavorable distributor inventory movements, as well as the overall market decline. Our market share in the quarter was off just 0.2 points at 32.1%, with gains for L&M nearly completely offsetting the decline of Marlboro and Chesterfield.

The 16.1% shipment volume decline in Pakistan is attributable to trade inventory movements subsequent to the excise tax increase of June 2009.

(SLIDE 12.)

In Russia, the total market, which grew at an estimated rate of some 4% in 2008, is declining at an estimated 3 to 4% this year, reflecting the economic downturn and the departure of an estimated two million migrant workers. In the third quarter, PMI shipments were down just 0.8%. Our market share was, however, up 0.6 points in the third quarter to reach 25.6%. This strong performance is attributable to the growth of Bond Street in the value and Optima in the low price segments, the resilience of Parliament, and the overall strength and range of our brand portfolio.

(SLIDE 13.)

In Indonesia, market growth is trending at 3 to 4% this year, compared to an estimated 10% last year, even though the Indonesian economy has suffered less than others from the global economic downturn. Due to the timing of Ramadan this year, PMI shipments were down 1.1% in the quarter. PMI’s key brand, A Mild, continued to grow share and was up 0.5 share points in July/August to 10.7%, while Marlboro’s share was also higher. Excluding currency, our OCI increased in Indonesia at a double-digit rate in the quarter.

(SLIDE 14.)

Marlboro continued to perform strongly in Japan in the third quarter, gaining 0.4 share points to 10.6% behind the success of Marlboro Black Menthol and Marlboro Filter Plus. During the quarter, we rolled-out Lark Mint Splash nationally. Along with the previously launched Lark Classic Milds, this new launch has helped to stabilize the market share of the Lark family at 6.6% in the third quarter. These innovative new products from Marlboro and Lark have helped consolidate our leadership in the growing menthol segment, which was up 1.1 share points to 23.2% in a total market that was down 3.0% in the quarter.

With respect to the intentions of the new Government in Japan as to the future of the tobacco sector, there is, at this stage, much speculation but nothing concrete. We expect clarification of their plans early next year. We continue to advocate regular, moderate excise tax increases combined with manufacturers’ pricing freedom.

(SLIDE 15.)

The highlight of our strong quarter in Asia was Korea. Our shipments increased by 21.4% and we gained 2.4 share points to a record quarterly level of 14.6%, due mainly to the continued strong performance of Marlboro and Parliament.

(SLIDE 16.)

I will now turn to our improved results in the European Union Region. Adjusted OCI excluding currency and acquisitions increased by 5.3% in the third quarter, helped by price increases in Germany and Spain that more than offset negative volume and mix. On a constant currency basis, our adjusted OCI margin grew by 2.2 points to 52.2%. Our market share was down slightly by 0.2 points at 38.9%, due to a weaker performance of Marlboro in France, Germany and Spain. However, we are continuing to strengthen our second pillar in the EU Region: L&M, already the Region’s second best selling brand, gained 0.9 share points to reach a 5.7% regional share behind strong performances notably in Germany, Poland and Spain. We are optimistic that the roll-out in the EU Region of our innovation pipeline behind Marlboro will start to bear fruit next year.

(SLIDE 17.)

We are very pleased by the strong performance of Marlboro in Italy. We succeeded in growing the market share of Marlboro during the third quarter from 22.6% last year to 23.1% this year and thus stabilized our overall market share at 54.5%. This achievement was made possible by the successful launch of Marlboro Gold Touch, a new innovative offering in an unprecedented cigarette format, designed with a slightly slimmer diameter to provide a smooth taste and comfort in the hand. Marlboro Gold Touch achieved a 1.4% market share in Italy in the third quarter and continues to grow.

(SLIDE 18.)

On a global basis, we have continued to benefit from the strength of our overall portfolio. Where downtrading has occurred, we have generally been successful in keeping our consumer base thanks to our range of strong value international and local heritage brands.

Our best performing international brands in this recessionary environment have been Bond Street, particularly in Russia, and Lark, particularly in Turkey, which are in the lower price categories.

In the premium segment, the rate of decline in the shipments of Parliament and Marlboro during the third quarter was in line with our overall organic volume trend. Both brands achieved volume growth in the quarter in Asia, primarily driven by their strong performance in Korea, and they have been gaining share in the premium segment in most key markets.

(SLIDE 19.)

We have continued to invest strongly behind our key brands, increasing the level of our spending this year in the EU Region behind Marlboro. The new architecture for Marlboro is being successfully deployed in two steps. We are strengthening the core Red and Gold variants through an upgrade of the Red pack, so far available in Austria, France and Italy, and the modernization of the

Gold pack, now available in 26 countries. Consumer perception of the new Gold packaging is very positive.

(SLIDE 20.)

The second aspect of the roll-out of the Marlboro architecture is the development and launch of innovative line extensions appropriate for each family and in line with adult consumer preferences. These new products have not been deployed globally, but rather we have focused on one or two of them per market, establishing priorities on a country by country basis in line with our enhanced consumer understanding and engagement. In total, we have launched Red line extensions in 34 markets, Gold line extensions in 17 markets and Fresh line extensions in 33 markets.

(SLIDE 21.)

Let me give you some examples of our successful innovative Marlboro line extensions. Marlboro Filter and Flavor Plus have an innovative four chamber filter that includes a tobacco plug intended to enhance the flavor experience in a low tar cigarette, and is sold in an innovative sliding pack. Marlboro Filter and Flavor Plus is available in 6, 3 and 1 mg variants. In July/August this year, Marlboro Filter Plus notably achieved a 2.4% share in Romania, 2.3% in Kuwait, 1.8% in Paraguay and 1.3% in Kazakhstan.

(SLIDE 22.)

Under the Marlboro Gold umbrella, we have launched a range of different line extensions.

Marlboro Gold Advance is a smoother tasting full-flavor product in a very elegant anthracite pack. This variant is now available in four markets and achieved a promising 0.3% national share in France and Portugal in September following its launch this June and July respectively.

Marlboro Gold Touch is available in eight markets in addition to Italy. In Greece, based on in-market sales data, Marlboro Gold Touch already had a 0.5% market share in September and initial consumer research learning in July showed that over 40% of early adopters were Legal Age (minimum 18) – 24 year old smokers.

Marlboro Gold Edge is a super-slims variant that is sold mainly in Central and Eastern Europe. During the third quarter, it achieved a 3.4% share of the fast growing super-slims segment in Poland and a 4.8% segment share in Hungary, and is performing well in duty-free outlets.

Marlboro Gold Smooth 1mg has been launched in the Middle East. In August, it achieved market shares of 0.7% in Kuwait, 0.5% in the UAE and 0.3% in Saudi Arabia.

(SLIDE 23.)

In the Marlboro Fresh family, our most successful innovation has been Marlboro Black Menthol with its refreshing high menthol content and attractive pack. In the third quarter this year, Marlboro Black Menthol obtained a 1.4% market share in Japan and a 3.3% market share in Hong Kong. Marlboro Black Menthol has also been launched this year in Indonesia, Malaysia and the Philippines.

(SLIDE 24.)

Our latest innovative line extension is Marlboro Superpremium. The cigarette is made using top grade flue-cured and burley tobaccos. The distinctive pack, with its red metallic interior, was designed by Pininfarina, the world famous Italian designer of cars, notably Ferrari models. Marlboro Superpremium was launched in the exclusive setting of the Singapore Formula One Grand Prix last month.

(SLIDE 25.)

Our strength in the premium segment underpins our profitability and positions us very well to further grow profitably as the world economy gradually moves out of a recession, during which our cash flow has remained formidable. In the third quarter, our free cash flow totaled $1.7 billion and year-to-date it has reached $5.9 billion. Excluding the impact of currency on net earnings, free cash flow was 17.0% higher in the quarter and 12.4% higher in 2009 through the end of September.

(SLIDE 26.)

Our commitment to enhance shareholder returns remains as strong as ever. Reflecting the strength of our underlying business, we increased our quarterly dividend in September by 7.4% to a level of $0.58 per share. At our current stock price of $50.82 per share, this represents an attractive yield of 4.6%.

We have continued to steadily implement our share repurchase program, spending a further $1.5 billion in the third quarter to buy back an additional 31.5 million shares. We now have $3.4 billion remaining in our $13 billion program, which runs through the end of April next year.

In 2009, we have so far returned a total of $7.4 billion to our shareholders through dividends and share repurchases. Since we were spun off in March 2008, the number rises to $15.0 billion, representing more than 15% of our current market cap.

(SLIDE 27.)

Our financial strength is a key component of our success in the current difficult economic environment. It is reinforced by our excellent business momentum. The third quarter has illustrated again our ability to deliver against all our currency neutral financial targets. While volumes remain weaker than last year, we have more than offset this by higher prices, strong performances in most key markets, the continued benefits of our productivity and cost saving programs and we have intensified our efforts to optimize working capital levels.

Today, we have raised our 2009 EPS guidance for 2009 to $3.20 to $3.25, representing an increase of 12% to 14% compared to 2008 on a currency neutral basis.

(SLIDE 28.)

Thank you for your interest in our company. I will now be happy to take your questions.